EXHIBIT 99.6

Mortgage Guaranty Insurance Corporation 250 East Kilbourn Avenue P.O. Box 488, Milwaukee, Wisconsin 53201-0488

Mortgage Trust Supplemental Policy Endorsement

Policy Issued To:	Attached to and Forming Part of Policy No.: _________
Federal Home Loan Mortgage Corporation
8250 Jones Branch Drive
McLean, VA 22102
Effective Date of Endorsement: October 31, 1999

The purpose of this Endorsement is to replace the individual Aggregate Loss Limit, which is determined only on the basis of this Policy, with an Existing or Future Aggregate Loss Limit determined on the basis of mortgage loans insured under other mortgage trust supplemental policies issued by the Company to the Insured which are identified on the Exhibit to this Endorsement, as well as on the basis of Loans insured under this Policy. This Endorsement will amend and replace the Aggregate Loss Limit in effect as of the close of business on the Effective Date of this Endorsement as described in this Endorsement.

1.	For purposes of this Endorsement, the following definitions will apply:

“Endorsement Effective Date” is the Effective Date of Endorsement identified above.

“Existing Policies” means this Policy and certain other mortgage trust supplemental policies issued to the Insured and effective as of the Endorsement Effective Date, all of which are identified on the Exhibit to this Endorsement. [Such Exhibit identifies 11 such policies.  Each policy was endorsed with this Endorsement.]

“Existing Aggregate Loss Limit” means the sum of the products of (a) the respective Total Initial Principal Balance of each Existing Policy as of the Endorsement Effective Date and as identified on the Exhibit to this Endorsement, multiplied by (b) the respective Aggregate Loss Percentage for such Existing Policy.

“Future Aggregate Loss Limit” means at any date the product of (a) the Combined Total Initial Principal Balance at such date, multiplied by (b) the Future Aggregate Loss Percentage.

“Combined Aggregate Losses” means the sum of the Aggregate Losses (as defined in each Existing Policy) paid under all of the Existing Policies.

“Combined Total Initial Principal Balance” means the sum of (a) the Total Initial Principal Balance as of the Endorsement Effective Date of Loans (as defined in each Existing Policy) insured under all Existing Policies, and (b) the Total Initial Principal Balance of Loans which become insured under all Existing Policies, including this Policy, after the Endorsement Effective Date. [With respect to clause (b), separate Pools (as that term is defined under “Total Initial Principal Balance” on the third page after this page, which page is identified at the top of such page as [Face of the Policy]) were insured, principally under one of the Existing Policies, after the October 31, 1999 effective date of this Endorsement through and including 2008.]

“Future Aggregate Loss Percentage” means, for purposes of determining the Future Aggregate Loss Limit, sixty-nine hundredths of one percent (0.69%)

2.
As of the Endorsement Effective Date, the following terms shall replace the corresponding amounts, percentages and other terms in effect under this Policy, including any Annex and Supplements to any Annex under this Policy:

a.	Total Initial Principal Balance: As of the Endorsement Effective Date, $X. Thereafter, the Combined Total Initial Principal Balance.

b.
Aggregate Loss Percentage: As of the Endorsement Effective Date for each Existing Policy, its respective Aggregate Loss Percentage. Thereafter, for purposes of determining the Future Aggregate Loss Limit, the Future Aggregate Loss Percentage.

c.
Aggregate Loss Limit: As of the Endorsement Effective Date, The Existing Aggregate Loss Limit. Thereafter, the greater of (i) the Existing Aggregate Loss Limit, or (ii) the Future Aggregate Loss Limit. For purposes of determining the remaining Existing or Future Aggregate Loss Limit, all Combined Aggregate Losses shall be applied to reduce it as Aggregate Losses.

3.
This Endorsement will also amend any Annex and Supplements to an Annex to this Policy (a) by deleting the definition of an “80-10-10 Loan, “ the Primary Policy requirements, and all other terms applicable to 80-10-10 Loans and by adding the following to any Annex and Supplements for any mortgage loan submitted for coverage under this Policy with a closing date after July 29, 1999, and (b) by retaining any existing references in any Annex and Supplements to the definition of an 80-10-10 Loan, the Primary Policy requirements, and all other terms applicable to 80-10-10 Loans, for any mortgage loans submitted for coverage under this Policy with a Loan closing date on or before July 29, 1999:

“For purposes of this Policy, an “80-10-10 Loan” shall be a mortgage loan (1) which has a ratio of original principal balance to Value in excess of 75%, (2) with subordinate financing used to facilitate purchase of (or refinancing of another loan on) the Property, and (3) which was closed after July 29, 1999. An 80-10-10 Loan may not be insured under this Policy.”

4.
The Company and the Insured agree that it is their intention that, from the Effective Date of this Endorsement through December 31, 2000, the Company will submit commitments to, and respond to requests for commitments from mortgage lenders for insurance of Loans under this Policy and other Existing Policies. Such commitments shall be in addition to any outstanding commitments for coverage on Existing Policies in effect as of the Effective Date of this Endorsement.

For such period through December 31, 2000, the Company agrees to use its best efforts to issue or accept proposals for, such commitments for the insurance of Loans with $X billion of Initial Principal Balance purchase by the Insured through June 30, 2001, on terms substantially similar to the terms under which coverage has been agreed to on new commitments issued to mortgage lenders since October 31, 1999, and as may need to be modified to meet the terms of this Endorsement, and to submit such commitments to the Insured for its approval and acceptance. The Insured agrees, through December 31, 2000 to use its best efforts to approve such commitments and accept additions to this Policy as submitted by the Company, for such coverage on Loans purchased by the Insured through June 30, 2001.

In no event shall the Company be required to insure, or the Insured be required to accept coverage on, Loans under this Policy and all other Existing Policies with a Total Initial Principal Balance exceeding $X billion.

Nothing herein contained shall be held to vary, alter, waive or extend any of the terms and conditions of the Policy, except as expressly set forth above. All terms capitalized herein will have the meaning set forth in the Policy, except as otherwise defined herein.

The above Endorsement is agreed to by the Company and the Insured, as of the Endorsement Effective Date.

MORTGAGE GUARANTY INSURANCE CORPORATION

By:

Name:

Title:

Date:

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:

Name:

Title:

Date:

[Face of the Policy]

Mortgage Guaranty Insurance Corporation 250 East Kilbourn Avenue P.O. Box 488, Milwaukee, Wisconsin 53201-0488

Restated to include several endorsements

Mortgage Trust
Supplemental Policy

Mortgage Guaranty Insurance Corporation (a stock insurance company hereinafter called the "Company") agrees to pay to the Insured identified below, in consideration of the premiums to be paid as specified in this Policy and in reliance on the Insured's Application for coverage under this Policy any Loss due to the Default by a Borrower on a Loan, subject to the terms and conditions in this Policy and the Aggregate Loss Limit contained herein.

Insured's Name and Mailing Address:	Policy Number:

Insured ID No.:

Security:	Effective Date of Policy:
Premiums:

Total Initial Principal Balance: [The initial principal balance of a pool of Loans with specified characteristics purchased by Freddie Mac during the period referred to under “Period for Loan Approval and for Including Loans in the Security” below (a “Pool”), which period was generally a specified calendar year or a portion of a calendar year.  For one of the Existing Policies, a new Pool was created each year through and including 2008.]

Aggregate Loss Percentage:

Aggregate Loss Limit:

Period for Loan Approval and for Including Loans in the Security: [A specified calendar year or a portion of a calendar year.  As indicated under “Total Initial Principal Balance,” for one of the Existing Policies, a new Pool was created each year through and including 2008.]

Loan-to-Value Ratio of Loans Requiring Primary Policy, Coverage Percentage for Primary Policy, and Period of Primary Coverage:

Terms and Conditions of Policy (Form Number):

Endorsements:

Termination of Coverage Period, the date on which coverage of Loans ceases and terminates under this Policy: [Generally, ten years from a specified date in the calendar year for the particular Pool referred to under “Period for Loan Approval and for Including Loans in the Security” above (the “Termination Date”).  In 2009, for Termination Dates that had not yet occurred as of a specified date, the Termination Date was changed to August 31 of the year in which the Termination Date determined under the prior sentence would have occurred.]

In Witness Whereof, the Company has caused its Corporate Seal to be hereto affixed and these presents to be signed by its duly authorized officers to become effective binding on the Company.

MORTGAGE GUARANTY INSURANCE CORPORATION

President	[Corporate Seal]	Secretary

Authorized Representative

Table of Contents
Mortgage Trust Supplemental Policy

1	Definitions

	1.1	Aggregate Loss
	1.2	Aggregate Loss Limit
	1.3	Aggregate Loss Percentage
	1.4	Application
	1.5	Appropriate Proceedings
	1.6	Approval of Coverage
	1.7	Approved Sale
	1.8	Borrower
	1.9	Claim
	1.10	Claim Amount
	1.11	Default
	1.12	Environmental Condition
	1.13	Good and Merchantable Title
	1.14	Initial Principal Balance
	1.15	Insured
	1.16	Loan
	1.17	Loan Effective Date
	1.18	Loss
	1.19	Perfected Claim
	1.20	Person
	1.21	Physical Damage
	1.22	Policy
	1.23	Possession of the Property
	1.24	Primary Policy
	1.25	Property
	1.26	Qualified
	1.27	Residential
	1.28	Schedule
	1.29	Security
	1.30	Servicer
	1.31	Settlement Period
	1.32	Total Initial Principal Balance
	1.33	Value
	1.34	Transmittal
	1.35	Loan File

2	Obtaining Coverage and Payment of Premiums

	2.1	Approval of Coverage
	2.2	Representations of the Insured
	2.3	Company's Remedies for Misrepresentation
	2.4	Premiums and Term of Coverage
	2.5	Termination for Nonpayment of Premium
	2.6	Payment of Premiums
	2.7	Continuation or Cancellation by the Insured of Coverage of a Loan
	2.8	Cancellation of Policy by the Insured
	2.9	Schedule to be Furnished to the Company

3	Changes in Various Loan Terms and Servicing; Co-ordination and Duplication of Insurance Benefits

	3.1	Loan Modifications

	3.2	Open End Provisions
	3.3	Assumptions
	3.4	Change of Servicing
	3.5	Loan Assignment
	3.6	Co-ordination and Duplication of Insurance Benefits

4	Exclusions From Coverage

	4.1	Balloon Payment
	4.2	Effective Date
	4.3	Incomplete Construction
	4.4	Fraud, Misrepresentation and Negligence
	4.5	Non-Approved Servicer
	4.6	Physical Damage (Other than Relating to Pre-Existing Environmental Conditions)
	4.7	Pre-Existing Environmental Conditions
	4.8	Down Payment
	4.9	First Lien Status
	4.10	Breach of the Insured's Obligations or Failure to Comply with Terms
	4.11	Exclusion Under Primary Policy
	4.12	Primary Policy

5	Conditions Precedent to Payment of Claim

	5.1	Maintenance of Primary Policy
	5.2	Notice of Default
	5.3	Monthly Reports
	5.4	Company's Option to Accelerate Filing of a Claim
	5.5	Voluntary Conveyance
	5.6	Appropriate Proceedings
	5.7	Mitigation of Damages
	5.8	Advances
	5.9	Claim Information and Other Requirements
	5.10	Acquisition of Good and Merchantable Title Not Required
	5.11	Procedures for the Company's Approval of a Sale of a Property by the Insured
	5.12	Foreclosure Bidding Instructions Given by the Company
	5.13	Collection Assistance

6	Loss Payment Procedure

	6.1	Filing of Claim
	6.2	Calculation of Claim Amount
	6.3	Payment of Loss; Company's Options
	6.4	Calculation of Settlement Period
	6.5	Payment by the Company After the Settlement Period

7	Additional Conditions

	7.1	Proceedings of Eminent Domain
	7.2	Pursuit of Deficiencies
	7.3	Subrogation
	7.4	Policy for Exclusive Benefit of the Insured
	7.5	Effect of Borrower Insolvency or Bankruptcy on Principal Balance
	7.6	Arbitration of Disputes; Suits and Actions Brought by the Insured
	7.7	Release of Borrower; Defenses of Borrower
	7.8	Amendments; No Waiver; Rights and Remedies; Use of Term "Including"
	7.9	No Agency
	7.10	Successors and Assigns
	7.11	Applicable Law and Conformity to Law
	7.12	Notice
	7.13	Reports and Examinations
	7.14	Electronic Media

Terms and Conditions

1	Definitions

1.1
Aggregate Loss means, at any given time, the total of all Losses, including advance payments of Loss and partial payments of Loss with respect to a Default, paid by the Company reduced by the net proceeds received by the Company upon disposal of all Loans (if the Loan is acquired by the Company in settlement of a Claim) and Properties, and also reduced by any other net recoveries made in its sole discretion by the Company, including recoveries made by exercise of subrogation rights, with respect to any Loan or the related Property or Borrower. For purposes hereof, the term "net proceeds" shall consist of the sale price received by the Company, reduced by any expenses, payments or costs incurred by the Company in the ownership, maintenance and disposition of a Loan or a Property, including all expenses of the type which would have been includable in a Claim for Loss, interest paid by the Company on borrowings for the acquisition and ownership of the Loan or the Property (not to exceed the interest payable at the interest rate due on the Loan which would have been includable in the Claim), brokerage commissions, title insurance expenses, recording fees, and other costs and expenses of closing the sale of the Loan or the Property; and expenses regarding the physical condition of the Property in order to make it ready for sale.

1.2
Aggregate Loss Limit means the Total Initial Principal Balance multiplied by the Aggregate Loss Percentage or such other amount set forth on the face of this Policy, as may be adjusted under Section 2.3, and represents the maximum aggregate amount payable by the Company under this Policy. When the Aggregate Losses paid by the Company under the Policy are an amount equal to the Aggregate Loss Limit, the liability of the Company to pay any additional Losses ceases until the Aggregate Losses are reduced below the Aggregate Loss Limit.

1.3	Aggregate Loss Percentage means that percentage identified on the face of this Policy.

1.4
Application means a request for coverage, including assumption of coverage, under this Policy for a Loan on a form or in a format provided by the Company, and all other statements, documents or information furnished to the Company by the Insured or any other Person in connection with the insuring of the Loan. An Application will include information, if so furnished to the Company, contained in the Borrower's Loan application, appraisal, verifications of income and deposit, plans and specifications for the Property, and all other exhibits and documents, and will include all data and information so furnished by electronic means.

1.5	Appropriate Proceedings means any legal or administrative action by the Insured affecting either a Loan or title to a Property, including:

a.
Preserving a deficiency recovery by making a bid at the foreclosure sale and pursuing a deficiency judgment until the end of the Settlement Period, where appropriate and permissible and where directed by the Company; or

b.	Enforcing the terms of the Loan as allowed by the laws where the Property is located; or

c.	Acquiring Good and Merchantable Title to the Property, as may be required under this Policy, but excluding such title as may be acquired by a voluntary conveyance from the Borrower; or

d.	Asserting the Insured's interest in the Property in a Borrower's bankruptcy.

1.6
Approval of Coverage means the document issued by the Company evidencing the Company's approval of a Loan for insurance under this Policy, subject to the terms and conditions contained in the form of such approval and in this Policy.

1.7	Approved Sale means

a.	A sale of a Property because of a Default (whether such sale is before or after foreclosure) to which the Company has given prior approval; or

b.
A foreclosure sale of the Property to a Person other than the Insured at a price exceeding the amount directed by the Company under Section 5.12, or if no amount is directed, the minimum amount as defined in Section 5.12(a); or

c.	Acquisition of a Property by someone other than the Insured by exercise of rights of redemption, if the Insured has complied with Section 5.12; or

d.	Acquisition of a Property or Loan pursuant to a Primary Policy.

1.8	Borrower means any Person legally obligated to repay the debt obligation created by a Loan, including any co-signer or guarantor of the Loan.

1.9	Claim means the timely filed written request, made on a form or in a format provided or approved by the Company, to receive the benefits of this Policy.

1.10	Claim Amount means the amount calculated in accordance with Section 6.2 of this Policy.

1.11
Default means the failure by a Borrower (a) to pay when due an amount equal to or greater than one (1) monthly regular periodic payment due under the terms of a Loan or (b) to pay all amounts due on acceleration of the Loan by the Insured after breach by the Borrower of a due-on-sale provision in the Loan, granting the Insured the right to accelerate the Loan upon transfer of title to, or an interest in, the Property and to institute Appropriate Proceedings. Violation by the Borrower of any other term or condition of the Loan which is a basis for Appropriate Proceedings shall not be considered to be a Default.

A Loan is deemed to be in Default for that month as of the close of business on the installment due date for which a scheduled monthly payment has not been made or as of the close of business on the due date stated in the notice of acceleration given pursuant to the due-on-sale provision in the Loan. The Loan will be considered to remain in Default until filing of a Claim so long as such periodic payment has not been made or such basis for Appropriate Proceedings remains. For example, a Loan is "four (4) months in Default" if the monthly installments due on January 1 through April 1 remain unpaid as of the close of business on April 1 or if a basis for acceleration and Appropriate Proceedings exists for a continuous period of four months.

1.12
Environmental Condition means the presence of environmental contamination, including nuclear reaction or radioactive waste, toxic waste, or poisoning, contamination or pollution of earth or water subjacent to the Property or of the atmosphere above the Property; or the presence, on or under a Property, of any "Hazardous Substance" as that term is defined by the federal Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sec. 9601, et. seq., as amended from time to time) or as defined by any similar state law, or of any "Hazardous Waste" or "Regulated Substance" as those terms are defined by the federal Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901, et. seq., as amended from time to time) or as defined by any similar state law. Environmental Condition does not mean the presence of radon, lead paint, or asbestos.

1.13
Good and Merchantable Title means title to a Property free and clear of all liens, encumbrances, covenants, conditions, restrictions, easements and rights of redemption, except for any of the following or as permitted in writing by the Company:

a.	Any lien established by public bond, assessment or tax, when no installment, call or payment of or under such bond, assessment or tax is delinquent;

b.
Any municipal and zoning ordinances and exceptions to title waived by the regulations of federal mortgage insurers and guarantors with respect to mortgages on one-to-four family residences in effect on the date on which the Loan was closed and all documents were executed; and

c.	Any other impediments which will not have a materially adverse effect on either the transferability of the Property or the sale thereof to a bona fide purchaser.

Good and Merchantable Title will not exist if (i) there is any lien pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, or similar federal or state law, as in effect from time to time, providing for liens in connection with the removal and clean-up of environmental conditions, or if notice has been given of commencement of proceedings which could result in such a lien, or (ii) there are limitations on ingress and egress to the Property or on use of utilities. Any action or proceeding after a foreclosure sale relating to establishing a deficiency judgment will not be considered in determining whether the Insured has acquired Good and Merchantable Title.

1.14	Initial Principal Balance means the unpaid principal balance of a Loan at the Loan Effective Date.

1.15	Insured means:

a.	The Person designated on the face of this Policy; or

b.	Any Person (1) to whom this Policy and coverage of all (but not fewer than all) Loans under this Policy has been assigned and (2) of whom the Company has been notified.

Any Person becoming the Insured under this Policy shall be subject to all of the terms and conditions of this Policy to the same extent as any previous Insured hereunder including, without regard to the extent of the knowledge or responsibility of such Person, with respect to matters occurring before such Person became an Insured.

1.16
Loan means any note, bond, or other evidence of indebtedness secured by a mortgage, deed of trust, or other similar instrument, which constitutes or is equivalent to a first lien or charge on a Property and which the Company has approved for insurance, which secures or is represented by the Security, to which coverage under this Policy has been extended, and which must be included on the Schedule.

1.17
Loan Effective Date means the date a Loan first becomes insured under this Policy, as determined by the Company and as the Company may notify the Insured, which shall be no later than the end of the period for inclusion in the Security set forth on the face of this Policy.

1.18
Loss means the liability of the Company with respect to a Loan for payment of a Perfected Claim which is calculated in accordance with Section 6.3, but subject to the Aggregate Loss Limit. A Loss will be deemed to have occurred when a Default on a Loan occurs, even though the amount of Loss is not then either presently ascertainable or due and payable.

1.19
Perfected Claim means a Claim received by the Company which contains all information or proof required by the Company and for which all requirements of this Policy applicable to payment of a Claim are satisfied.

1.20	Person means any individual, corporation, partnership, association or other entity.

1.21
Physical Damage means any tangible injury to a Property, whether caused by accident, natural occurrence, or any other reason, including damage caused by defects in construction, land subsidence, earth movement or slippage, fire, flood, earthquake, riot, vandalism or any Environmental Condition.

1.22	Policy means this contract of insurance and all Applications, Approvals of Coverage, Endorsements and Schedules which are incorporated in this Policy, related to Loans insured under this Policy.

1.23	Possession of the Property means, if the Company elects to acquire the Property, physical and undisputed occupancy and control of the Property at the time of acquisition.

1.24
Primary Policy means a policy, deemed acceptable to the Company, issued by a mortgage guaranty insurance company or government agency or instrumentality, approved by the Company, providing the coverage defined by Section 5.1. A policy shall be deemed acceptable to the Company if it has been approved as the standard form of policy for insuring an individual mortgage loan sold to the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association.

1.25
Property means a Residential real property and all improvements thereon which secure a Loan, together with all easements and appurtenances, all rights of access, all rights to use common areas, recreational and other facilities, and all of their replacements or additions.

1.26
Qualified means the Company is duly qualified under applicable state laws to write the insurance provided by this Policy and is approved as an insurer (a) by the Federal Home Loan Mortgage Corporation if this Policy is issued to it, (b) by the Federal National Mortgage Association if this Policy is issued to it, or (c) by either the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association if this Policy is issued to any other Person (so long as mortgage guaranty insurers are approved by either the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association).

1.27	Residential means a type of building or a portion thereof which is designed for occupancy by not more than four (4) families, or a single-family condominium, or a unit in a planned unit development.

1.28
Schedule is the listing or listings of Loans insured under this Policy, as amended from time to time to include additional Loans, which shall be prepared by the Insured and furnished to the Company as from time to time requested by the Company.

1.29	Security means the bond, certificate or other security instrument, or pool or group of loans, designated or referred to on the face of this Policy.

1.30
Servicer means that Person acting on behalf of the Insured (or on behalf of the Insured's designee, if any) to service the Loan and of whom the Company has been notified. The Servicer acts as the representative of the Insured (and the Insured's designee, if any) and will bind the Insured and its designee for all purposes of this Policy, including providing information to the Company, receiving any notices, paying premiums, accepting Loss payments, and performing any other acts under this Policy. References in this Policy to a Servicer's obligations will not be construed as relieving the Insured or its designee of responsibility for the Servicer's performance.

1.31
Settlement Period means the thirty (30) day period as determined under Section 6.4, at the end of which a Loss is payable by the Company; provided that if the Company pays a Loss prior to expiration of such thirty (30) day period, the Settlement Period ends with such payment.

1.32	Total Initial Principal Balance means the sum of the Initial Principal Balances of all the Loans insured under this Policy.

1.33
Value means the lesser of the sales price of a Property (only applicable in the case of a Loan to finance the purchase of such Property) or appraised value of the Property as set forth by the Company in the Approval of Coverage or Schedule.

1.34
Transmittal means the information and format designated as such by the Company which requests or directs the Company to insure the Loan identified therein, which may be identified by the title "Transmittal" and which includes all data and information and all exhibits and documents furnished in connection therewith to the Company. Whenever the term "Application" is used in this Policy, the term "Transmittal" and its definition will be substituted therefor.

1.35
Loan File means, with respect to a Loan, copies of all documents (including all data and information in electronic format) created or received in connection with the origination and closing of the Loan, including the Borrower's loan application, purchase contract, appraisal, credit report, verifications of employment, income and deposit, and HUD-1 or other settlement statement.

As used herein, the masculine, feminine and neuter gender and the singular and plural number shall each equally include the other, as the context shall require.

2	Obtaining Coverage and Payment of Premiums

2.1
Approval of Coverage --- This Policy shall automatically extend to each Loan which is made in accordance with the terms and provisions of this Policy. Approval of any Loan will be in the form of an Approval of Coverage subject to the terms and conditions of both this Policy and the Approval of Coverage, as the case may be. In order to obtain coverage under this Policy for a Loan, a duly completed Transmittal must be submitted to the Company within thirty (30) days after the Loan is made (or such longer period as allowed by the Company), and the Company shall then issue an Approval of Coverage, if all applicable requirements are satisfied. In order to be insured under this Policy, a Loan must be entered on the Schedule, and included in the Security within the time period set forth on the face of this Policy.

With respect to any determination made by the Company with respect to issuance of coverage of a mortgage loan under this Policy, the Insured will be responsible for notifying the applicant in compliance with any applicable state or federal laws or regulations, including the Equal Credit Opportunity Act.

2.2	Representations of the Insured --- The Insured represents to the Company that:

a.
all statements made and information provided to the Company in a Transmittal or in an Approval of Coverage (including as such is related to continuation of coverage upon assumption of a Loan) are supported by statements and information in the Loan File; and

b.
all statements made and information provided to the Company in the Transmittal or in an Approval of Coverage when provided to the Company or in the Loan File when the Loan is closed are not false or misleading in any material respect as of such date(s) and do not omit any fact necessary in order to make such statements and information not false or misleading in any material respect as of such date(s).

The foregoing representations will apply to all statements and information provided to the Company in the Transmittal, Approval of Coverage, or Loan File, whether made or submitted by the Insured, the Borrower or any other Person, and will be deemed to have been made and provided for and on behalf of the Insured. The foregoing representations shall be effective whether or not they are made by the Insured or other Person with the intent to deceive or mislead, or with the knowledge that they are not true and correct.

It is understood and agreed that such statements and information in the Transmittal, Approval of Coverage, or Loan File in the aggregate are, and in certain instances individually may be, material to the Company's decision to offer, provide or so continue coverage of the related Loan; the Company issues the related Approval of Coverage or continues coverage in reliance on the accuracy and completeness of such statements and information submitted to it; and the Company’s reliance on the representations in this Section 2.2 survive the issuance of an Approval of Coverage or such continuation of coverage and any later review or audit of the Insured's files by the Company. Without otherwise limiting the scope of this Section 2.2, a breach of Section 4.8 relating to down payment will be deemed a material misrepresentation for purposes of this Section 2.2.

2.3
Company's Remedies for Misrepresentation , If any of the Insured's misrepresentations made with respect to such Loan as described in Section 2.2 are materially false or misleading with respect to a Loan, the Company will have, at its option, the right to defend against a Claim, or to the extent permitted by applicable law, to cancel or rescind coverage of such Loan under this Policy retroactively to commencement of coverage (or if the misrepresentation occurs with respect to continuation of coverage upon assumption of a Loan, to so defend, cancel or rescind retroactively to the date of such continuation). In the case of such cancellation or rescission, the Company shall return at that time all paid premiums applicable to such Loan retroactively to such applicable date. In the case of rescission of coverage retroactively to the Loan Effective Date, the Aggregate Loss Limit shall be adjusted as if such Loan had not been insured.

2.4	Premiums and Term of Coverage

a.
Within the period specified by the Company on the face of this Policy, the Insured must forward to the Company the appropriate first premium applicable to a Loan. Payment of the applicable first premium shall be a condition precedent to coverage being initially extended to the Loan. Coverage shall remain in effect for the period covered by the applicable first premium. Tender of the first premium for a Loan will constitute a representation for purposes of Section 2.2 by the Insured that any special conditions included by the Company in the related Approval of Coverage have been satisfied and that no payment which is then due under the Loan is more than thirty (30) days past due.

b.
The Company will not rescind or cancel coverage, or deny or adjust a Claim for Loss, with respect to a Loan on the basis of a failure to satisfy such special condition (other than a special condition relating to completion of construction, as described in Section 4.3 or to rehabilitation or repairs) if the Borrower has made twenty-four (24) consecutive full installment payments of principal, interest and impound or escrow amounts as called for by the Loan from the Borrower's own funds. A payment will be considered to be "consecutive" only if it is made prior to the date the next scheduled installment becomes due. The "Borrower's own funds" will include any funds used by the Borrower for the purpose of making installment payments, but will not include funds provided directly or indirectly by any Person (other than the Borrower) who is or was a party to the Loan or the related Property transaction, unless expressly set forth in the Application.

2.5	Termination for Nonpayment of Premium

The Company must give the Insured prior notice of the due date for payment of the applicable premium payable for coverage of all Loans insured under this Policy. The entire premium for all Loans must be paid within the grace period for payment specified on the face of this Policy. Such premium shall be computed on the basis of the aggregate applicable principal balance of all Loans, and irrespective of whether a Loan is in Default or whether Good and Merchantable Title for a Loan has been acquired by the Insured. Upon payment of the entire premium for all Loans within such grace period, this Policy will be in effect for the applicable period of coverage and a Default on a Loan occurring within said grace period which is not cured, and which results in a Claim being filed, will be covered.

If the entire premium for all Loans is not paid within the grace period, the coverage of the Policy and the Company's liability as to all Loans will terminate effective as of 12:01 a.m. on the first day following the date through which the applicable premium has been paid and as a result, any existing or future Defaults on any of the Loans will not be covered under this Policy.

Notwithstanding the foregoing, the Insured shall remain obligated to continue coverage in effect and pay any premium which is due, as required by Section 2.7 of this Policy.

2.6	Payment of Premiums

At the request of the Company, the Insured shall provide the information and documentation upon which all premium calculations are based; if the Insured fails to provide the information and documentation requested by the Company, the Company shall calculate the applicable premium based on the information used for the most recent prior premium calculation, with the Company's only refund obligation being to refund any excess premium, without interest thereon, upon the Insured providing such information (but only if provided within twelve (12) months after the premium due date) as may be necessary to compute the correct premium as of its due date and without the Insured being relieved of its obligation to pay any further premium if the premium so calculated was less than the correct premium due. Except as expressly provided in this Policy, there shall be no refund of premium under this Policy. If the Aggregate Losses paid by the Company under this Policy equal the Aggregate Loss Limit, then the total premium due under this Policy is due and shall remain due; provided, however, that the premium shall continue to be calculated and paid in the manner specified on the face of this Policy. The Company shall have a right of offset for any such unpaid premium against any payment of a Loss on any Loan.

The Insured acknowledges that the Company deposits premium checks immediately upon receipt and agrees that the receipt and deposit of a premium check by the Company after the time specified in this Policy for receipt, does not constitute a waiver of the requirements of this Policy for timely receipt or an acceptance of premium by the Company. The Company will have the right to return such late premium payment as applicable to a Loan, but only within sixty (60) days after receipt, in which case coverage will be canceled retroactively to the applicable Loan Effective Date for a late initial premium, or to the last day of the period covered by the previous premium payment for subsequent premium payment which becomes due. Receipt, deposit and retention of a premium check will not constitute a waiver of any defenses with respect to any other matters which the Company may have under this Policy.

2.7	Continuation or Cancellation by the Insured of Coverage of a Loan

Subject to payment of the applicable premiums with respect to the Loans insured under this Policy, coverage of a Loan shall continue until, and automatically cease upon, the first to occur of the following events:

a.	The Loan is paid in full; or

b.	The Loan no longer secures or no longer is represented by the Security; or

c.	The Company pays the Insured the Loss with respect to the Loan; or

d.	The Insured cancels the Policy pursuant to Section 2.8; or

e.	The date on which coverage of this Policy terminates, as indicated on the face of this Policy.

Except as a result of cancellation pursuant to Section 2.8, the Insured may not cancel coverage of a Loan.

In the event coverage does not continue and ceases for any of the foregoing reasons, a Default existing at the time coverage is discontinued or ceases shall remain covered under this Policy, but the Company shall have no liability for any Claims arising out of any future Default. Notwithstanding coverage of such existing Default, the provisions of Section 3.5 shall continue to apply and limit assignment of coverage of a Loan.

Except as provided in Section 2.8, there shall be no refund of premium on cancellation by the Insured of coverage of a Loan or if coverage of a Loan is not continued.

2.8
Cancellation of Policy by the Insured , The Insured may cancel this Policy upon thirty (30) days written notice thereof to the Company if the Company shall cease to be Qualified or the total outstanding unpaid principal balances of all Loans has been reduced to no more than 10 percent (10%) of the Total Initial Principal Balance. The Company shall use diligent efforts to remain Qualified. There shall be no other right of cancellation of this Policy by the Insured. There shall be no refund of premium on cancellation of this Policy by the Insured except if cancellation occurs because the Company is not Qualified. In such case, a pro rata refund shall be paid retroactively to the date of cancellation.

2.9
Schedule to be Furnished to the Company , Within thirty (30) days after request by the Company during the period identified on the face of this Policy for including Loans in the Security, and within ninety (90) days after the end of such period, the Insured shall deliver to the Company the Schedule of Loans, identifying all of the Loans then insured under this Policy and other information called for by the Schedule. Such Schedule shall be consistent with the information contained in the Company's records and shall be subject to whatever changes are necessary to make the Schedule correct. If the Insured fails to provide the Schedule within the required time, the Company shall be entitled to prepare the Schedule and the Schedule as prepared by the Company will be binding on the Insured.

3	Changes in Various Loan Terms and Servicing; Co-ordination and Duplication of Insurance Benefits

3.1
Loan Modifications , Unless advance written approval is provided by, or obtained from, the Company, the Insured may not make any change in the terms of a Loan, including the borrowed amount, interest rate, term or amortization schedule of the Loan, except as such change is permitted by terms of the Loan without the approval of the Insured; nor make any change in the Property or other collateral securing the Loan; nor release the Borrower from liability on a Loan.

3.2
Open End Provisions , The Insured may increase the principal balance of a Loan, provided that the written approval of the Company has been obtained. The Insured will pay the Company the additional premium due at the then prevailing premium rate.

3.3
Assumptions , If a Loan is assumed with the Insured's approval, the Company's liability for coverage under this Policy will terminate as of the date of such assumption, unless the Company approves the assumption in writing. The Company will not unreasonably withhold approval of an assumption. It is understood that coverage will continue, and that the restriction of this Section 3.3 will not apply, if under the Loan or applicable law the Insured cannot exercise a "due-on-sale" clause or is obligated to consent to such assumption under the Loan or applicable law.

3.4
Change of Servicing , If the servicing rights for a Loan are sold, assigned or transferred, coverage of the Loan hereunder will continue provided that written notice of the new Servicer is given to the Company and the new Servicer is approved in writing by the Company, and subject, nevertheless, to all of the terms and conditions hereof and to all defenses which the Company may have had prior to any such sale, assignment or transfer. The Company shall be automatically deemed to have approved as a Servicer any person to whom the Company has issued a master policy, which has not been canceled, providing for residential mortgage guaranty insurance.

3.5
Loan Assignment , Unless advance written approval is obtained from the Company (which approval shall be in the sole and absolute discretion of the Company), or this Policy and coverage of all Loans under this Policy are assigned to an Insured as described in Section 1.15, if a Loan is sold, assigned, or transferred by the Insured, the coverage of such Loan under this Policy may not and will not be assigned to such purchaser, assignee, or transferee and coverage of such Loan under this Policy shall automatically terminate upon such purchase, assignment or transfer. If the Company does give such approval, the Company shall thereafter, for all purposes under this Policy, including for purposes of calculating premiums and the Aggregate Loss Limit, disregard such sale, assignment or transfer, and continue to treat the Insured as the only Person with any interest in such Loan and the Insured agrees that it and any such purchaser, assignee, or transferee shall make all such arrangements as between or among themselves as may be appropriate in light of this restriction on the transfer of such coverage.

3.6
Co-ordination and Duplication of Insurance Benefits , The coverage under this Policy shall be excess over any Primary Policy and any other insurance which may apply to the Property or to the Loan, regardless of the type of or the effective date of such other coverage.

4	Exclusions From Coverage

The Company will not be liable for, and this Policy will not apply to, extend to or cover the following:

4.1
Balloon Payment , Any Claim arising out of or in connection with the failure of the Borrower to make any payment of principal and/or interest due under a Loan, (a) as a result of the Insured exercising its right to call the Loan (other than when the Loan is in Default) or because the term of the Loan is shorter than the amortization period, and (b) which is for an amount more than twice the regular periodic payments of principal and interest that are set forth in the Loan (commonly referred to as a "balloon payment"). This exclusion will not apply if the Insured, the owner of the Loan, or other Person acting on either's behalf offers the Borrower, in writing, a renewal or extension of the Loan or a new loan which (i) constitutes a first lien, (ii) is at rates and terms generally prevailing in the marketplace (but otherwise subject to Section 3.1), (iii) is in an amount not less than the then outstanding principal balance, (iv) has no decrease in the amortization period, and (v) is offered regardless of whether the Borrower is then qualified under the Insured's or owner's underwriting standards. This exclusion also will not apply if the Borrower is notified of the availability of such renewal or extension of the Loan or new loan and does not accept the renewal, extension or new loan.

4.2	Effective Date , Any Claim resulting from a Default existing at the Loan Effective Date or occurring after lapse or cancellation of coverage of a Loan.

4.3
Incomplete Construction , Any Claim when, as of the date of such Claim, construction of a Property is not completed in accordance with the construction plans and specifications upon which the appraisal of the Property at origination of the Loan was based.

4.4
Fraud, Misrepresentation and Negligence , (a) Any Claim not otherwise within the scope of Section 2.3 where there was fraud or misrepresentation by the Insured with respect to the Loan, and the fraud or misrepresentation (1) materially contributed to the Default resulting in such Claim; or (2) increased the Loss, except that if the Company can reasonably determine the amount of such increase, such Claim will not be excluded, but the Loss will be reduced to the extent of such amount.

(b) Any Claim where there was negligence by the Insured with respect to the Loan, which (1) was material to either the acceptance of the risk or the hazard assumed by the Company; (2) materially contributed to the Default resulting in such Claim; or (3) increased the Loss, except that if the Company can reasonably determine the amount of such increase, such Claim will not be excluded, but the Loss will be reduced to the extent of such amount.

4.5
Non-Approved Servicer , Any Claim occurring when the Servicer, at time of Default or thereafter, is not approved in writing; provided that this exclusion shall only apply if the Company notifies the Insured if a Servicer is no longer approved and if within ninety (90) days thereafter the Insured does not complete or cause to complete a transfer of servicing to a new Servicer approved by the Company.

4.6
Physical Damage (Other than Relating to Pre-Existing Environmental Conditions) , Any Claim where, at any time after the Loan Effective Date, Physical Damage to a Property (other than reasonable wear and tear), occurs or manifests itself subject to the following provisions:

a.
This exclusion shall not apply if the Company in good faith determines that the aggregate cost of restoring all such Physical Damage is less than fifteen hundred dollars ($1,500), or such higher amount as the Company may provide from time to time.

b.
This exclusion shall not apply if the Insured has restored the Property in a timely and diligent manner to its condition (except reasonable wear and tear) as of the Loan Effective Date. In lieu of requiring restoration of the Property, the Company may, at its option, reduce the Claim Amount by an amount equal to the cost of such restoration.

c.
For purposes of this Section 4.6, the Property subject to restoration will consist only of the land, improvements or personal property deemed part of the real property under applicable law; and chattel items affixed to the real property and identified in the appraisal of the Property at the time the Loan was made, whether or not they are deemed part of the real property.

d.
Cost estimates relied upon by the Company in connection with this Section 4.6 shall be provided in writing by an independent party selected by the Company. The Company will furnish the Insured with any such written cost estimates, if requested by the Insured.

4.7
Pre-Existing Environmental Conditions , Any Claim where there is an Environmental Condition which existed on the Property (whether or not known by the Person submitting an Application for coverage of the Loan) as of the Loan Effective Date, subject to the following provisions:

a.
This exclusion will not apply if the existence of such Environmental Condition, or the suspected existence of such Environmental Condition, was specifically disclosed to the Company in the Application relating to the Property.

b.
This exclusion will apply only if such Environmental Condition (1) was a principal cause of the Default, and (2) has made the principal Residential structure on the Property uninhabitable. A structure will be considered "uninhabitable" if generally recognized standards for residential occupancy are violated or if, in the absence of such standards, a fully informed and reasonable person would conclude that such structure was not safe to live in without fear of injury to health or safety.

c.	This exclusion will not apply if the Environmental Condition is removed or remedied in a timely and diligent manner in accordance with applicable governmental standards for safe residential occupancy.

4.8	Down Payment --- Any Claim involving a Loan which is for the purchase of the Property, and for which the Borrower did not make a down payment as described in the Transmittal or Loan File.

4.9
First Lien Status , Any Claim, if the mortgage, deed of trust or other similar instrument executed by the Borrower and insured hereunder did not provide the Insured at origination with a first or equivalent lien on the Property.

4.10
Breach of the Insured's Obligations or Failure to Comply with Terms , Any Claim involving or arising out of any breach by the Insured of its obligations under, or its failure to comply with the terms of, this Policy or of its obligations as imposed by operation of law, if the breach or failure:

a.	Materially contributed to the Default resulting in such Claim; or

b.
Except for a breach described in Section 2.3, increased the Loss; provided that if the Company can reasonably determine the amount of such increase, such Claim will not be excluded, but the Loss will be reduced to the extent of such amount.

4.11	Exclusion Under Primary Policy , Any Claim to the extent the related claim was excluded under any Primary Policy.

4.12
Primary Policy , With respect to any Claim, and subject to Section 5.1, the amount of the full percentage option claim payment which the insurer under any Primary Policy should have paid, but which was not paid, disregarding the reason or cause for the denial or failure of such insurer to pay under such Primary Policy, or whether the Insured fails to obtain a Primary Policy as required by Section 5.1.

5	Conditions Precedent to Payment of Claim

It is a condition precedent to the Company's obligation to pay a Loss that the Insured comply with all of the following requirements:

5.1
Maintenance of Primary Policy , The Insured is required to maintain a Primary Policy issued by a mortgage guaranty insurance company which is approved by the Company, and which provides coverage against loss resulting from a Borrower's Default on any Loan that has a ratio of the principal balance of the Loan to the Value of the Property at the time of origination in excess of the percentage set forth on the face of this Policy. The Primary Policy shall, at a minimum, provide coverage on the amount of the Loan in excess of the percentage of the Value or other coverage percentage set forth on the face of this Policy and must remain in force until the outstanding principal balance of the Loan or other coverage percentage is reduced to the percentage of the Value or on such other basis set forth on the face of this Policy. Notwithstanding the foregoing, if a Primary Policy is required but there is no Primary Policy in force, the Company shall accept the Claim and compute the Loss as if such a Primary Policy were in force as provided in Section 6.2; provided, however, that the Company shall not be liable pursuant to this Policy for any portion of such Primary Policy claim.

It is the primary responsibility of the Insured to provide appropriate servicing and mitigation of delinquencies through its Primary Policy, if applicable. The Insured shall not take, or fail to take, any action which would impair its rights under a Primary Policy unless it shall first have given prompt written notice to the Company of any conflict between the Primary Policy and this Policy or any circumstance under which its rights under the Primary Policy might be impaired. The risk of collection of a claim payment under any Primary Policy and the risk of the insolvency of the issuer of any Primary Policy are risks of the Insured and are not covered under this Policy.

5.2	Notice of Default , The Insured must give the Company written notice:

a.	Within forty-five (45) days of the Default, if it occurs when the first payment is due under the Loan; or

b.	Within ten (10) days after:

1.	The date when the Borrower has become no more than four (4) months in Default on the Loan; or

2.	The date when any Appropriate Proceedings which affect the Loan or the Property or the Insured's or Borrower's interest therein have been started;

whichever occurs first.

If the Insured fails to give the notice of Default to the Company within the time period specified in this Section 5.2, any additional interest accruing or advances incurred or accruing during the period of such failure shall not be includable in the Claim Amount.

5.3
Monthly Reports , Following a notice of Default on the Loan, the Insured must give the Company monthly reports on forms or in a format acceptable to the Company on the status of the Loan and on the servicing efforts undertaken to remedy the Default. These monthly reports may be furnished less frequently if allowed in writing by the Company, and must continue until the Borrower is no longer in Default, the Appropriate Proceedings terminate, or until the Insured has acquired the Property.

5.4
Company's Option to Accelerate Filing of a Claim , At any time following a notification of Default on a Loan, and before the Insured has obtained Good and Merchantable Title to the Property, the Company, directly or through its assignee (as purchaser of the Loan), shall have the right to purchase the Loan from the Insured, free and clear of all liens, claims or encumbrances, for a purchase price equal to the Loss calculated under Section 6.3(a) of this Policy, (but without deduction for a Primary Policy payment which has not yet become payable) and under the following terms and conditions:

a.
Within twenty (20) days after notice to the Insured (or such longer period specified by the purchaser in its notice) that the Company or its assignee has elected to purchase the Loan pursuant hereto, the Insured shall tender and deliver or cause to be delivered to the Purchaser, to be held in escrow by the Purchaser against receipt of the purchase price as set forth herein above within ten (10) days after such tender and delivery of all of the following:

1.
one or more assignments (as shall be necessary or appropriate) to the purchaser, containing customary representations and warranties, duly and properly executed and in recordable form, of all of the Insured's ownership right, title and interest in and to the Loan and related documents (including private mortgage insurance coverage) and, unless expressly specified as being not subject to assignment or transfer, seller/servicing agreements relating to the Loan;

2.	the note, bond or other instrument evidencing the Loan, properly endorsed in blank;

3.	an assignment, to the purchaser, of coverage with respect to such Loan under this Policy, subject to all of the terms and conditions contained herein; and

4.	any and all documents executed or delivered by or to the Borrower under, or any holder of, such Loan, including the following:

i)	originals (or, if publicly recorded, certified copies) of mortgages, deeds of trust or other security instruments or assignments thereof;

ii)	originals (or acceptable duplicates) of policies of title insurance or opinions of title and surveys;

iii)	originals (or acceptable duplicates) of certificates and/or policies evidencing private mortgage insurance and hazard insurance; and

iv)	copies of state and/or federal disclosure and/or consumer credit documents.

b.
Upon purchase of the Loan by the purchaser pursuant to the foregoing terms, all rights of the Insured under this Policy shall be transferred to the purchaser, and payment to an Insured of the amount specified herein shall be a full and final discharge of the Company's obligations to such Insured with respect to such Loan. The Company shall have the right to assign its right to purchase a Loan pursuant to this Section 5.4 to any Person, subject to the terms and conditions hereof.

5.5
Voluntary Conveyance , The Insured may only accept a conveyance of the Property from the Borrower in lieu of foreclosure or other proceeding if the prior written approval of the Company has been obtained. Such approval shall not be considered as an acknowledgement of liability by the Company with respect to such Loan.

5.6
Appropriate Proceedings , The Insured must begin Appropriate Proceedings no later than when the Loan becomes six (6) months in Default unless the Company provides written instructions that some other action be taken. Such instructions may be general or applicable only to specific Loans. The Company reserves the right to direct the Insured to institute Appropriate Proceedings at any time after Default. When either defending against or bringing Appropriate Proceedings, the Insured must report their status to the Company as reasonably and expeditiously as possible.

In conducting Appropriate Proceedings, the Insured must:

a.	Diligently pursue the Appropriate Proceedings once they have begun;

b.	Apply for the appointment of a receiver and assignment of rents, if permitted by law and requested by the Company;

c.	Furnish the Company with copies of all notices and pleadings filed or required in the Appropriate Proceedings, except as the Company may waive such requirement in writing;

d.
Act and bid at the foreclosure sale in accordance with Section 5.12 so that its ability to preserve, transfer and assign to the Company its rights against the Borrower are not impaired; and so that the rights of the Company under this Policy against the Borrower are fully protected. Such rights include any rights to obtain a deficiency judgment, subject to the Company's compliance with Sections 7.2 and 7.3 relating to establishing a deficiency; and

e.
When requested by the Company, furnish the Company with a written statement indicating the estimated potential Claim Amount (as computed under Section 6.2) at least fifteen (15) days before the foreclosure sale.

5.7
Mitigation of Damages , The Insured must actively cooperate with and assist the Company to prevent and mitigate the Loss, including good faith efforts by the Insured to obtain a cure of the Default, collect amounts due under the Loan, inspect and appraise the Property and effectuate the early disposition of the Property. The Company must administer this Policy in good faith.

Without limiting the right of the Company to direct the Insured with respect to disposition of the Property, the Company may direct the Insured: to list the Property for sale at a price to be established; to select the agents or brokers with whom the Property is listed; without limiting the Insured's obligation under this Policy to restore a Property, to expend funds and complete work on the Property for the purpose of making the Property ready for sale at the listed price, provided that such expenditures are includable in the Claim for Loss; to assist in obtaining access of the Company to the Property; and to otherwise assist in the prompt disposition of the Property, pursuant to an Approved Sale at the price established by the Company. If the Company so requests, the Insured shall permit the Company to cooperatively assist the Insured in the collection of monies due under the Loan, including activities such as obtaining information from the Borrower, attempting to develop repayment schedules acceptable to the Insured, conducting Property inspections, and requesting appraisals of the Property. The Insured shall make available to the Company such information relating to the Insured's collection efforts as the Company shall reasonably request.

5.8	Advances , The Insured must advance:

a.	Normal and customary hazard insurance premiums and real estate property taxes, in each case as due and payable;

b.	Reasonable and necessary Property protection and preservation expenses approved by the Company, which shall not include expenditures to remove an exclusion from coverage under Section 4;

c.	Reasonable costs to complete Appropriate Proceedings and eviction and moving of occupants, including related court expenses and attorney's fees; and

d.	Expenses to prepare the Property for sale and to sell the Property, including the expenses described in Section 5.7, as approved in advance by the Company.

5.9	Claim Information and Other Requirements , The Insured must provide the Company with:

a.	All information reasonably requested by the Company;

b.	A completed form furnished by or acceptable to the Company for payment of a Claim;

c.
If the Property is not being acquired by the Company: (1) a copy of (i) an executed trustee's or sheriff's deed (which may be unrecorded) conveying Good and Merchantable Title to the Property to the Insured, or (ii) a deed from the Borrower (which may be unrecorded) if a voluntary conveyance has been approved by the Company, conveying to the Insured the title that was required by the Company in the approval of the conveyance; (2) a copy of the sale contract and closing statement or evidence of sale pursuant to foreclosure or the Primary Policy; and (3) such other information requested by the Company evidencing an Approved Sale of the Property;

d.	If the Property is being acquired by the Company:

1.	A recordable deed in normal and customary form containing the customary warranties and covenants conveying to the Company or its designee Good and Merchantable Title to the Property;

2.
If required by the Company, a title insurance policy acceptable to the Company or an attorney's opinion of title acceptable to the Company, confirming that the Insured has and can convey to the Company Good and Merchantable Title to the Property; and

3.	Possession of the Property, but only if the Company has required such Possession in writing; and

e.	If requested by the Company, access to the Property after completion of foreclosure, which may be requested before or after filing of the Claim.

5.10
Acquisition of Good and Merchantable Title Not Required , The Insured will not be required to acquire Good and Merchantable Title to a Property if (a) the Company requires an early Claim filing pursuant to Section 5.4; or (b) the Property is sold pursuant to an Approved Sale.

5.11	Procedures for the Company's Approval of a Sale of a Property by the Insured

a.
The Insured must submit to the Company for approval any offer to purchase a Property which it receives. The Company shall then promptly either approve or not approve such offer or direct the Insured to submit a counteroffer.

b.
At the time it presents an offer, the Insured must also provide the Company with a good faith estimate of gross proceeds and expenses in sufficient detail for the Company to calculate the estimated net proceeds. The Company may require any changes to the offer or direct the marketing of the Property or expenditures by the Insured for restoration of the Property as a condition to its approval.

c.
If the Company approves the offer submitted by the Insured, it must also advise the Insured of the estimated net proceeds which it has calculated. The estimated net proceeds calculated by the Company will be the estimated gross sales proceeds to be received by the Insured less all reasonable estimated expenses submitted by the Insured and approved by the Company in its approval of the offer which have been or are expected to be paid by the Insured in obtaining and closing the sale of the Property.

d.
If the Company approves the offer, the Loss payable by the Company under this Section 5.11 will be the actual net amount as calculated below. The actual net amount will be the Claim Amount calculated under Section 6.2, reduced by the actual net proceeds realized by the Insured from the sale of the Property. The actual net proceeds will be determined in the same manner as the estimated net proceeds, but on the basis of the actual sales proceeds. For purposes of computing a Loss, such actual net proceeds shall not be less than the estimated net proceeds calculated by the Company or as otherwise approved by the Company.

e.
The Company shall not unreasonably withhold its approval of expenses submitted to it after its approval of an offer. Expenses paid to Persons employed or controlled by the Insured or the Servicer of the Loan or their internal costs will not be allowed in calculation of either the estimated or actual net proceeds.

f.
If requested by the Company, the Insured shall advise the Company of the name of the real estate broker or other Person marketing the Property and authorize such broker or other Person to release marketing information about the Property to the Company, if requested by the Company.

g.	The Insured shall actively cooperate with the Company and comply with all reasonable requests and directions of the Company in effecting a sale of the Property.

5.12
Foreclosure Bidding Instructions Given by the Company , The Insured will be entitled to bid at the foreclosure sale held as part of the Appropriate Proceedings any amount which it determines necessary to obtain Good and Merchantable Title to the Property, unless otherwise directed by the Company. The Company will be entitled to direct the Insured to bid an amount to be determined by the Insured within a minimum and maximum range, as follows:

a.
The minimum amount shall not be less than the fair market value of the Property, but if there has been Physical Damage to the Property which affects its fair market value (as determined before such Physical Damage) by more than ten percent (10%), the fair market value of the Property shall be its fair market value after restoration of the Property.

b.	The maximum amount shall not exceed the greater of (1) the fair market value of the Property as determined under subparagraph (a) above, or (2) the estimated Claim Amount.

c.
For purposes of this Section 5.12, fair market value shall be determined as of a date acceptable to the Company by an opinion of an independent real estate broker, or by an independent appraiser, in either case selected by or acceptable to the Company.

The Insured is not required to acquire Good and Merchantable Title if it has bid in accordance with this Section 5.12, whether or not pursuant to directions from the Company.

5.13
Collection Assistance , If the Company so requests, the Insured shall permit the Company to cooperatively assist the Insured in the collection of monies due under the Loan, including obtaining information from the Borrower, attempting to develop payment schedules acceptable to the Insured, conducting Property inspections and requesting appraisals of the Property.

6	Loss Payment Procedure

6.1	Filing of Claim

a.
If a Primary Policy is required pursuant to Section 5.1 hereof, unless the Company directs acceleration of the filing of a Claim under Section 5.4, the Insured must submit and settle its claim under the Primary Policy before a Claim may be filed under this Policy. If the Insured negotiates a claim settlement on a basis other than on conditions stated in the Primary Policy, the Insured must obtain the prior written consent of the Company to such settlement. A Claim must be filed with the Company on a form provided or approved by the Company within sixty (60) days after the later of the following and only after both of the following conditions have been satisfied: (1) the date the claim has been settled and paid under the Primary Policy; and (2) either (i) the date the Insured has conveyed title to the Property pursuant to an Approved Sale, or (ii) the date the Company notifies the Insured that it will acquire the Property in settlement of the Claim, whichever is applicable.

If a claim under the Primary Policy has not been settled within six (6) months after the Insured has satisfied all reasonable requirements for filing of such claim, the Claim under this Policy may, notwithstanding any provision of this Policy to the contrary, be filed and the Claim shall be calculated and paid on the basis of the claim payment amount which the Insured should have received under such Primary Policy, as provided in Section 6.2(vii).

b.
If a Primary Policy is not required pursuant to Section 5.1 hereof, unless the Company directs acceleration of the filing of a Claim under Section 5.4, a Claim must be filed with the Company on a form provided or approved by the Company within sixty (60) days after either of the following conditions, whichever is applicable, have been satisfied: (1) the Insured has conveyed title to the Property pursuant to an Approved Sale or (2) the date the Company notifies the Insured that it will acquire the Property in settlement of the Claim.

c.
If the Insured is not required to have Good and Merchantable Title to file a Claim as described in Section 5.10, then in lieu of the Approved Sale or acquisition notice by the Company in the preceding paragraphs (a) and (b), the Claim shall be filed within sixty (60) days after the applicable event in Section 5.10.

d.
If the Insured fails to file a Claim within the applicable time, the Insured will not be entitled to, and the Company will not be obligated for, any payment under this Policy for amounts, including additional interest and expenses, which would otherwise be claimable, but which accrue or are incurred after the sixty (60) day period for filing of a Claim.

If the Insured fails to file a Perfected Claim within one hundred eighty (180) days after the filing of the Claim (or within such longer period of time as the Company may allow in writing), the Insured will no longer be entitled to payment of a Loss and the Company will not be obligated to make any payment under this Policy.

6.2	Calculation of Claim Amount , Subject to the requirement for a Primary Policy, if any, and to the Aggregate Loss Limit then applicable, the Claim Amount will be an amount equal to the sum of:

a.	The amount of unpaid principal balance due under the Loan as of the date of Default without capitalization of delinquent interest, penalties or advances; and

b.
The amount of accrued and unpaid interest due on the Loan, computed at the contract rate stated in the Loan on the unpaid principal balance at the date of Default (without adjustment for the proceeds of Primary Policy coverage or an Approved Sale), through the date that the Loss is paid by the Company, but excluding applicable late charges, penalty interest or other changes to the interest rate by reason of Default; and

c.
The amount of advances incurred by the Insured under Section 5.8 prior to filing of the Claim (except to Persons employed or controlled by the Insured or the Servicer of the Loan or their other internal costs) provided that such advances, other than attorney's fees, must have first become due and payable after the Default, and payment of such advances must be prorated through the date the Loss is paid by the Company; and

d.	Amounts required to be paid to the Insured pursuant to Sections 6.5, 7.2 and 7.5, if applicable.

less:

(i)
The amount of all rents and other payments (excluding net proceeds of an Approved Sale of the Property and the proceeds of fire and extended coverage insurance) collected or received by the Insured, which are derived from or in any way related to the Property;

(ii)	The amount of cash remaining in any escrow account as of the last payment date;

(iii)	The amount of cash or other collateral to which the Insured has retained the right of possession as security for the Loan;

(iv)
The amount paid under applicable fire and extended coverage policies which is in excess of the cost of restoring and repairing the Property, if the Property is damaged, and which has not been paid to the Borrower or applied to the payment of the Loan as required by the terms of the Loan;

(v)	The amounts of any payments of Loss previously made by the Company;

(vi)	The net proceeds upon an Approved Sale of the Property other than from acquisition pursuant to a Primary Policy;

(vii)
The greater of the amount of any claim payment pursuant to a Primary Policy which the Insured received, or which the Insured should have received in order for the exclusion under Section 4.11 or 4.12 of this Policy not to have applied; and

(viii)	Any other amounts claimed by the Insured to the extent they are excluded from the Claim Amount by reason of Section 4.

6.3
Payment of Loss; Company's Options , Within the Settlement Period, but only if the Insured has satisfied all requirements for a payment of Loss and if the Company has received a Perfected Claim, the Company shall at its sole option exercise its:

a.
Property acquisition settlement option. If the Company has elected to acquire the Property, pay to the Insured as the Loss the Claim Amount calculated in accordance with Section 6.2 for the Company's acquisition of the Property; or

b.	Approved sale option. If there has been an Approved Sale, pay to the Insured as the Loss the Claim Amount calculated in accordance with Section 6.2.

When the Aggregate Loss paid by the Company under this Policy is an amount equal to the Aggregate Loss Limit, the liability of the Company to pay any additional Claims for Losses ceases until the Aggregate Loss is reduced below the Aggregate Loss Limit, at which time this Section 6.3 will again apply to any previously Perfected Claims.

6.4	Calculation of Settlement Period , The Settlement Period will be a thirty (30) day period after the Company's receipt of a Claim, calculated as follows:

a.
No later than the twentieth (20th) day after filing of a Claim, the Company may notify the Insured of additional documents or information which it requires for processing the Claim. The thirty (30) day period will be suspended until the Company receives such additional documents and information. The Company may request additional documents and information after such twenty (20) day period, and the Insured must use reasonable efforts to satisfy such request.

b.
The Company may notify the Insured at any time after completion of foreclosure and before closing of an Approved Sale (or, if applicable, before the Company acquires the Property) that it will require access to the Property sufficient to inspect, appraise and evaluate the Property. If the Company does not notify the Insured by that date, its right to such access will be deemed waived. If such notice is given, the Insured will use its best efforts to provide access to the Company. If access is not then available and if the thirty day period has commenced, such thirty (30) day period will be suspended from the date such notice was given until the Company receives notice from the Insured that access is available to it. If access is in fact not available when sought by the Company after such notice from the Insured, the Company will promptly notify the Insured of such unavailability, and the passage of the thirty (30) day period will remain suspended as if the Insured's notice of availability had not been given to the Company.

c.
If the Company has elected to acquire the Property in settlement of a Claim, the thirty (30) day period also will be suspended if necessary for there to be a period of ten (10) days after the date on which the Insured satisfies all conditions to acquisition, including any required restoration of the Property, for the Insured to deliver a recordable deed and title policy or opinion evidencing Good and Merchantable Title (not subject to any rights of redemption, unless the Company waives such requirement) and, if applicable, to deliver Possession of the Property.

d.
If the thirty (30) day period is suspended for more than one reason, the resulting suspended periods will only be cumulative if in fact they occur at different times; to the extent they occur simultaneously, they will not be cumulative.

6.5
Payment by the Company After the Settlement Period , If the Company has not paid a Loss during the Settlement Period, then (a) the Company will include in its payment of Loss, if a Loss is ultimately payable, simple interest on the amount payable accruing after the Settlement Period to the date of payment of Loss at the applicable interest rate or rates which would have been payable on the Loan during such period, and (b) the Company will no longer be entitled to acquire the Property as an option for payment of the Loss.

The Company must either pay the amount of applicable Loss (including any additional applicable interest as computed above) or deny the Claim in its entirety within (a) one hundred twenty (120) days after expiration of the Settlement Period, or (b) if the Settlement Period has not expired, no later than one hundred eighty (180) days after filing of the Claim. If at a later date it is finally determined by agreement between the Insured and the Company (or by completion of legal or other proceedings to which the Insured and the Company are parties) that the Company was not entitled to deny all or a portion of the Claim, the Company will include in any resulting subsequent payment of Loss interest as calculated above through the date of such payment on the amount of Loss which the Company was not entitled to deny.

Added by Endorsement: The Company and the Insured may agree in writing to circumstances and conditions under which the Company may agree to acquire the Properties in settlement of Claims, and, if the Company does not acquire Properties, the circumstances and conditions under which the Company may not require that the Insured obtain various approvals and consents, or follow directions, from the Company, as set forth in the Policy, with respect to the making of advances, sale of the Property or other matters pertaining to the acquisition or disposition of the Property.

7	Additional Conditions

7.1
Proceedings of Eminent Domain , In the event that part or all of a Property is taken by eminent domain, or condemnation or by any other proceedings by federal, state or local governmental unit or agency, the Insured must require that the Borrower apply the maximum permissible amount of any compensation awarded in such proceedings to reduce the principal balance of the Loan, in accordance with the law of the jurisdiction where the Property is located.

7.2	Pursuit of Deficiencies

a.
The Insured will be entitled to pursue Appropriate Proceedings, or shall at the direction of the Company pursue Appropriate Proceedings through the end of the Settlement Period, which may result in the Borrower becoming liable for a deficiency after completion of the Insured's acquisition of a Property. Such pursuit may not be directed by the Company unless such deficiency is estimated to exceed $7,500. If the Company proposes to pursue a deficiency judgment, it will notify the Insured at least thirty (30) days before the foreclosure sale. If the Insured pursues the deficiency judgment, without direction from the Company, the Company shall nonetheless be subrogated to such deficiency judgment rights to the extent permitted by Section 7.3.

b.
The following provisions will apply if, in completing Appropriate Proceedings there are additional expenses advanced pursuant to Section 5.8 or additional interest accrued on the Loan, to the extent not payable under a Primary Policy, due to (1) an additional redemptive period or a delay in acquisition of title, which period or delay is directly related to establishing the deficiency judgment or (2) legal proceedings which are necessary to establish and pursue the deficiency judgment and which would not otherwise be the custom and practice used.

i.	If the deficiency judgment is to be established for the account of the Company, the Company must pay the Insured at the time of payment of the Claim, the full amount of:

a.)	such additional expenses advanced pursuant to Section 5.8 by the Insured; and

b.)
such additional interest accrued on the unpaid principal balance of the Loan at the contract rate stated in the Loan, but excluding applicable late charges, penalty interest, or other changes to the interest rate by reason of Default.

ii.
All of the additional interest, expenses, attorney's fees and court expenses described in subparagraph (i) above will be accrued or advanced only through acquisition of Good and Merchantable Title, including any additional redemptive period or such shorter time period as may be applicable under Section 5.10.

7.3
Subrogation , Subject to Section 7.2(a), and only to the extent that the Company is entitled under applicable law to pursue such deficiency rights, the Company will be subrogated, upon payment of the Loss, in the amount thereof and with an equal priority to all of the Insured's rights of recovery against a Borrower and any other Person relating to the Loan or to the Property, to the extent such rights remain after settlement of the claim under an applicable Primary Policy. The Insured must execute and deliver at the request of the Company such instruments and papers and undertake such actions as may be necessary to transfer, assign and secure such rights. The Insured shall refrain from any action, either before or after payment of a Loss, that prejudices such rights. However, if the Property is located in one of the following states and consists of a single-family dwelling occupied by a Borrower, the Company shall not have subrogation rights against any Borrower as set forth in this Section 7.3 and no Borrower shall be liable to the Company for any deficiency arising from a foreclosure sale. The states are: Alabama, Arizona, Illinois, Iowa, Kansas, Ohio, Texas, Virginia, Wisconsin and Wyoming.

7.4
Policy for Exclusive Benefit of the Insured , An Approval of Coverage, this Policy and the coverage provided under this Policy will be for the sole and exclusive benefit of the Insured and permitted assigns, and in no event will any Borrower or other Person be deemed a party to, or an intended beneficiary of, such Approval of Coverage, this Policy or any coverage hereunder.

7.5
Effect of Borrower Insolvency or Bankruptcy on Principal Balance , If under applicable insolvency or bankruptcy law, a Loan's principal balance secured by a Property is reduced (after all appeals of such reduction are final or the time for such appeals has lapsed without appeal), the portion of such principal balance of the Loan not secured by the Property, and related interest, will be includable in the Claim Amount, as provided in this Section 7.5.

If a Default occurs on the Loan, the Insured has acquired Good and Merchantable Title to the Property as required by this Policy, and all other requirements for filing of a Claim are complied with, the Insured will be entitled to include in the Claim Amount (a) the amount of the principal balance of the Loan which was deemed unsecured under applicable insolvency or bankruptcy law, less any collections or payments on such unsecured principal balance received by the Insured, and (b) interest thereon at the rate and as computed in Section 6.2, from the date of Default giving rise to the Claim (but for no prior period), whether payable directly or by an addition to the principal balance which is includable in the Claim Amount, and (c) reasonable and necessary expenses incurred by the Insured which are associated with the amount by which the principal balance of the Loan became unsecured.

7.6	Arbitration of Disputes; Suits and Actions Brought by the Insured

a.	[Deleted]

b.
No suit or action brought by the Insured against the Company with respect to the Company's liability for a Claim under this Policy shall be sustained in any court of law or equity unless the Insured has substantially complied with the terms and conditions of this Policy, and unless the suit or action is commenced within three (3) years (five (5) years in Florida or Kansas) after the Insured has acquired Good and Merchantable Title to the Property, an Approved Sale of the Property is completed, or other basis for filing a Claim arises, whichever is applicable to a Loan. The foregoing requirement for substantial compliance shall not be applicable to the extent that such substantial compliance is at issue in the suit or action. No such suit or action with respect to a Claim may be brought by the Insured against the Company until sixty (60) days after such acquisition of Good and Merchantable Title or Approved Sale, as applicable to a Loan.

c.
If a dispute arises concerning the Loan which involves either the Property or the Insured, the Company has the right to protect its interest by defending the suit, even if the allegations contained in such suit are groundless, false or fraudulent. The Company is not required to defend any lawsuit involving the Insured, the Property or the Loan.

7.7
Release of Borrower; Defenses of Borrower , The Insured's execution of a release or waiver of the right to collect any portion of the unpaid principal balance of a Loan or other amounts due under the Loan will release the Company from its obligation with respect to such Loan to the extent and amount of said release. If, under applicable law, the Borrower successfully asserts defenses which have the effect of releasing, in whole or in part, the Borrower's obligation to repay the Loan, or if for any other reason the Borrower is released from such obligation, the Company will be released to the same extent and amount from its liability under this Policy, except as provided by Section 7.5.

7.8	Amendments; No Waiver; Rights and Remedies; Use of Term "Including"

a.
The Company reserves the right to amend the terms and conditions of this Policy from time to time; provided, however, that any such amendment will be effective only after the Company has given the Insured written notice thereof by endorsement setting forth the amendment. Such amendment will only be applicable to those Loans where the date of the related Approval of Coverage was issued on or after the effective date of the amendment.

b.
No condition or requirement of this Policy will be deemed waived, modified or otherwise compromised unless that waiver, modification or compromise is stated in a writing properly executed on behalf of the Company. Each of the conditions and requirements of this Policy is severable, and a waiver, modification or compromise of one will not be construed as a waiver, modification or compromise of any other.

c.
No right or remedy of the Company provided for by this Policy will be exclusive of, or limit, any other rights or remedies set forth in this Policy or otherwise available to the Company at law or equity.

d.	As used in this Policy, the term "include" or "including" will mean "include or including, without limitation."

7.9
No Agency , Neither the Insured, any Servicer, nor any of their employees or agents (including the Persons underwriting the Loan on behalf of the Insured), will be deemed for any reason to be agents of the Company. Neither the Company, nor any of its employees or agents, will be deemed for any reason to be agents of any Insured or Servicer.

7.10
Successors and Assigns , This Policy will inure to the benefit of and shall be binding upon the Company and the Insured and their respective successors and permitted assigns, it being recognized that assignment by the Insured of this Policy and its benefits is limited by Sections 1.15 and 3.5.

7.11
Applicable Law and Conformity to Law , All matters under this Policy will be governed by and construed in accordance with the laws of the jurisdiction in which the office of the original Insured under this Policy is located. Any provision of this Policy which is in conflict with any provision of the law of such jurisdiction is hereby amended to conform to the provisions required by that law.

7.12
Notice , All claims, premium payments, tenders, reports, other data and any other notices required to be submitted to the Company by the Insured must be sent to the Company at MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI 53202. The Company may change this address by giving written notice to the Insured. Unless the Insured otherwise notifies the Company in writing, all notices to the Insured must be sent to the address on the face of this Policy or, if the Insured is not located at such address, to the last known address of the Insured.

All notices under this Policy, whether or not identified in this Policy as required to be in writing, will be effective only if in writing and only upon receipt thereof. Written notices may instead be given in the form of telecopy or, if acceptable to the Company (for notices given to the Company) or to the Insured (for notices given to the Insured) in the form of computer tape or computer-generated or any other electronic message. A telecopy or such tape or message shall be effective only when received. The Company and the Insured may mutually agree that notices will be sent to any additional Person. Except as expressly agreed to by the Company and the Insured, no liability shall be incurred by the Company for the failure to give a notice to a Person other than the Insured.

7.13
Reports and Examinations , The Company may request, and the Insured must provide, such files, reports or information as the Company may deem necessary pertaining to any Loan, and the Company will be entitled to inspect the files, books and records of the Insured or any of its representatives pertaining to such Loan.

7.14
Electronic Media , The Company and the Insured may, from time to time, deliver or transfer information, documents or other data between them by electronic media acceptable to them. In addition, the Company and the Insured may maintain information, documents or other data on electronic media or other media generally accepted for business records, including microfiche. Such electronic or other media will be as equally acceptable for all purposes between the Insured and the Company as information, documents or other data maintained in printed or written form.